Exhibit 99.1

Pyramid Breweries Inc. Reports Continued Sales Growth in Second Quarter Results

     SEATTLE--(BUSINESS WIRE)--Aug. 3, 2004--Pyramid Breweries Inc. (Nasdaq:PMID), today announced results for the second quarter of 2004. Net revenue increased 10.6% to $10,402,000 from the second quarter in 2003. Net income for the quarter was $145,000, a reduction of $300,000 compared to the same period last year. EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) for the quarter decreased $253,000 or 23.8%, to $810,000. Earnings for the quarter were impacted by planned increases in selling and personnel related expenses intended to boost future sales, rising freight costs, and non-recurring recruitment costs related to hiring a new CEO for the Company.
     For the second quarter total beer shipments increased 7.2%, to 34,540 barrels. Shipments of Thomas Kemper Soda remained relatively unchanged at 13,716 barrels compared to the same quarter of the prior year. Total beverage shipments amounted to 48,256 barrels in the quarter, increasing 5.5% from the prior year period.
     The Company's top three sales regions increased shipment volumes over the second quarter of 2003. Alehouse division sales increased 21.9%, or $637,000, over the prior year quarter to $3,537,000 million, driven by $669,000 in sales at the new Sacramento Alehouse, which opened in July of 2003. Same store sales, (Seattle, Berkeley, Walnut Creek), were down 1.1% or $32,000 to $2,868,000.
     Gross margin for the quarter increased 2.9%, or $73,000, to $2,573,000 resulting from a combination of increased beverage and alehouse division sales offset by increasing costs in both business divisions. During the second quarter, beverage division cost of goods sold as a percentage of sales increased from 66.7% in 2003 to 68.2% in 2004 driven primarily by a $107,000 increase in freight expenses and the sales growth of higher cost variety packaged products. Beverage division gross margins increased 0.7%, or $16,000, to $2,183,000. The total Alehouse margins increased to $390,000 compared to $333,000 in 2003 primarily as a result of the addition of the Sacramento Alehouse and improved product and labor costs in the same store locations.
     Selling, general and administrative expenses for the second quarter increased $347,000 over the same period in 2003. The additional expense was primarily attributed to $258,000 of planned increases in selling expenses and personnel related payroll expenses which are intended to sustain long term sales growth, and a non-recurring $49,000 cost related to the hire of the Company's new CEO, John Lennon.
     "We are pleased with the volume growth in the beverage division and the steady performance of the alehouses as they continue to build our beverage brands in their respective markets," reported George Hancock, Chairman and Interim CEO. "The Pyramid brand carried strong first quarter performance into the second quarter of the year, particularly in California where total shipments increased 20% for the quarter and 18% for the first half of the year. The Thomas Kemper Soda business rebounded late in the quarter with a successful sales program aimed at driving sampling. Although these sales were lower margin, we believe that these premium products are differentiated by taste; thus sampling is crucial to the future of the brand."
     "At first glance, net income for the quarter was disappointing, and indeed we are impacted by several cost increases which are outside of our control. However, the Company places a higher priority at this time on strengthening its sales efforts, improving the quality of management and staff and building its brands to better compete in the market place. We believe this course to be in the best long-term interests of the shareholders," added Hancock.
     For the first half of the year, Pyramid's net sales increased 14.1%, to $18,283,000. Total shipments for the beverage division increased 9.1%, to 82,866 barrels. Shipments of Pyramid beer increased 10.9% to 59,309 barrels while shipments of Thomas Kemper Soda increased 4.9% to 21,795 barrels for the six month period ended June 30, 2004. Sales for the alehouse division were up 25.0%, due to the addition of the Sacramento Alehouse which contributed $1,393,000 during the first six months of the year. Gross margin for the first six months increased $304,000 to $3,960,000 due to the higher beverage volumes, the addition of the Sacramento Alehouse and the absence of pre-opening expenses which were incurred for the Sacramento Alehouse in 2003.
     Selling, general and administrative expenses for the first six months of 2004 increased to$4,903,000, compared to $4,083,000 incurred during the first six months of 2003. The $820,000 additional expense was attributed to an increase in administrative expenses, including a $368,000 non-recurring costs related to the termination and replacement of the Company's CEO, as well as a non-recurring $99,000 state and local tax refund recorded in 2003 as an expense reduction. The additional $353,000 increase is the result of planned increases in selling and personnel related expenses which are expected to drive future beverage division sales and improve alehouse sales, quality and consistency.
     Net loss for the six month period ended June 30, 2004 increased to $851,000 compared to a net loss of $280,000 for the same period of the prior year. EBITDA for the first half of the year was $469,000 compared to $899,000 of the prior year.
     Effective July 23, 2004, the Company completed its purchase of the Berkeley Brewery and Alehouse facility located at 901 Gilman Street, Berkeley, California 94710. The $7,000,000 purchase price was financed with a short-term $7,200,000 secured loan from Sugar Mountain Capital, LLC, a party related to Pyramid Breweries Inc. The Company chose to obtain financing from Sugar Mountain Capital, LLC because it offered the most competitive financing proposal among several provided by lenders to the Company. Sugar Mountain Capital, LLC is controlled by Mr. Kurt Dammeier, who is a Director of Pyramid Breweries Inc. and is Pyramid's largest shareholder. The terms of the short-term financing, approved by the Company's audit committee, include interest only monthly payments at a stated interest rate of 6.26%.
     The Company intends to convert this short-term financing to permanent financing with Sugar Mountain Capital, LLC within the next six months at market based terms. In the event that the Company is unable to complete its planned permanent financing with Sugar Mountain Capital, LLC within the next six months, it will seek unrelated third party financing. There is no guarantee that such financing will be available on commercially acceptable terms. In the event that Pyramid is unable to permanently refinance the debt with an unrelated third party, the short-term loan with Sugar Mountain Capital, LLC will be extended indefinitely and the Company will be required to make monthly principal repayments on the loan as well as pay a higher rate of interest.
     Effective at the close of business on July 31, 2004, the Company completed its purchase of certain Portland Brewing Company assets. Per the asset purchase agreement, Pyramid Breweries Inc. acquired Portland Brewing Company's brewery and alehouse for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash and unregistered Pyramid common stock. The terms of the transaction also include a 5-year earn-out which may result in additional payments to Portland Brewing Company based on sales of Portland Brewing brands during the earn-out period. The expected effect of the transaction is to solidify core Portland Brewing and Pyramid brands and open new markets. Portland Brewing's Northwest Portland brewery and TapRoom restaurant will continue to operate and will join Pyramid's family of breweries and restaurants.
     EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to the appropriate GAAP measure is included in the Selected Unaudited Cash Flow Data table included in this release.

     Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, now produced mainly under the Pyramid, MacTarnahans and Thomas Kemper brand names. The Pyramid Family now includes five breweries, located in Seattle, Washington, Portland, Oregon and Berkeley, Walnut Creek and Sacramento, California, as well as five adjoining restaurants. For more information, visit www.PyramidBrew.com.

     Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.


                             Pyramid Breweries Inc.
                        Selected Unaudited Operating Data

                                    Three months ended June 30,
                               --------------------------------------
                                             % of               % of
                                             Net                Net
                                   2004     Sales      2003    Sales
                                ----------- ------  ---------- ------
Gross sales                    $10,936,000         $9,882,000
   Less excise taxes               534,000            481,000
                                -----------         ----------
Net sales                       10,402,000  100.0%  9,401,000  100.0%
Cost of sales                    7,829,000   75.3%  6,901,000   73.4%
                                ----------- ------  ---------- ------
   Gross margin                  2,573,000   24.7%  2,500,000   26.6%
Selling, general and
 administrative expenses         2,507,000   24.1%  2,160,000   23.0%
                                ----------- ------  ---------- ------
Operating income                    66,000    0.6%    340,000    3.6%
Other income, net                   81,000    0.8%    106,000    1.1%
                                ----------- ------  ---------- ------
Income before income taxes         147,000    1.4%    446,000    4.7%
Income taxes                        (2,000)  (0.0%)    (1,000)  (0.0%)
                                ----------- ------  ---------- ------
Net income                     $   145,000    1.4% $  445,000    4.7%
                                =========== ======  ========== ======

Basic and diluted net income
 per share                     $      0.02         $     0.05
Weighted average basic shares
 outstanding                     8,391,000          8,443,000
Weighted average diluted
 shares outstanding              8,462,000          8,665,000

Beer barrels shipped                34,000             32,000
Soda barrels shipped                14,000             14,000
                                -----------         ----------
Total barrels shipped               48,000             46,000
                                ===========         ==========

                                     Six months ended June 30,
                              ---------------------------------------
                                            % of                % of
                                            Net                 Net
                                  2004      Sales     2003      Sales
                               ----------- ------  ----------- ------
Gross sales                   $19,225,000         $16,858,000
  Less excise taxes               942,000             833,000
                               -----------         -----------
Net sales                      18,283,000  100.0%  16,025,000  100.0%
Cost of sales                  14,323,000   78.3%  12,369,000   77.2%
                               ----------- ------  ----------- ------
  Gross margin                  3,960,000   21.7%   3,656,000   22.8%
Selling, general and
 administrative expenses        4,903,000   26.8%   4,083,000   25.5%
                               ----------- ------  ----------- ------
Operating loss                   (943,000)  (5.1%)   (427,000)  (2.7%)
Other income, net                  95,000    0.5%     150,000    0.9%
                               ----------- ------  ----------- ------
Loss before income taxes         (848,000)  (4.6%)   (277,000)  (1.8%)
Income taxes                       (3,000)  (0.0%)     (3,000)  (0.0%)
                               ----------- ------  ----------- ------
Net loss                      $  (851,000)  (4.6%) $ (280,000)  (1.8%)
                               =========== ======  =========== ======

Basic and diluted net loss
 per share                         ($0.10)             ($0.03)
Weighted average basic and
 diluted shares outstanding     8,495,000           8,430,000

Beer barrels shipped               61,000              55,000
Soda barrels shipped               22,000              21,000
                               -----------         -----------
Total barrels shipped              83,000              76,000
                               ===========         ===========


                             Pyramid Breweries Inc.
                      Selected Unaudited Balance Sheet Data

                                              June 30,   December 31,
                                                2004         2003
                                             -----------  -----------
Assets
Current assets:
   Cash and cash equivalents                $   655,000  $ 1,558,000
   Short-term investments                       492,000      492,000
   Other current assets                       4,851,000    3,691,000
Fixed assets, net                            20,499,000   21,406,000
Other non-current assets                        694,000      637,000
                                             -----------  -----------
   Total assets                             $27,191,000  $27,784,000
                                             ===========  ===========

Liabilities and Stockholders' Equity
Current liabilities                         $ 5,208,000  $ 3,996,000
Non-current liabilities                       1,488,000    1,585,000
                                             -----------  -----------
   Total liabilities                          6,696,000    5,581,000

   Total stockholders' equity                20,495,000   22,203,000

   Total liabilities and                    ------------ ------------
       stockholders' equity                 $27,191,000  $27,784,000
                                             ===========  ===========


                             Pyramid Breweries Inc.
                        Selected Unaudited Cash Flow Data

                                            Six months ended June 30,
                                               2004          2003
                                             ----------    ----------
Net loss                                    $ (851,000)   $ (280,000)
  Depreciation and amortization              1,325,000     1,111,000
  Stock compensation                           (10,000)       63,000
  Interest expense                               2,000         2,000
  Loss on sales of fixed assets                 12,000         1,000
  Deferred rent                                (99,000)      738,000
  Changes in operating assets and
   liabilities                                  97,000        42,000
                                             ---------- -  ----------
  Net cash provided by operating activities    476,000     1,677,000
  Net cash used in investing activities       (384,000)     (507,000)
  Net cash used in financing activities       (993,000)     (631,000)
                                             ---------- -  ----------
(Decrease) increase in cash and cash
 equivalents                                $ (901,000)   $  539,000
                                             ========== =  ==========

  Reconciliation of net cash provided
   by operating activities to three
   months ended June 30 EBITDA:
  Net cash provided by operating activities $  478,000    $1,460,000
  Deferred rent                                 49,000      (769,000)
  Loss on sales of fixed assets                 (2,000)            -
  State income taxes                             2,000         1,000
  Changes in operating assets and
   liabilities                                 283,000       371,000
                                             ----------    ----------
  EBITDA                                    $  810,000    $1,063,000
                                             ==========    ==========

  Reconciliation of net cash provided by
   operating activities to six months
   ended June 30 EBITDA:
  Net cash provided by operating activities $  476,000    $1,677,000
  Deferred rent                                 99,000      (738,000)
  Loss on sales of fixed assets                (12,000)       (1,000)
  State income taxes                             3,000         3,000
  Changes in operating assets and
   liabilities                                 (97,000)      (42,000)
                                             ----------    ----------
  EBITDA                                    $  469,000    $  899,000
                                             ==========    ==========


     CONTACT: Pyramid Breweries Inc.
              Jim Hilger, 206-682-8322